UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2015

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We have hired Laxmi Peri as our Senior Vice President, Operations beginning April 27, 2015. Mr. Peri will succeed Nandan Oza, who, on April 28, 2015, resigned as our Chief Operations Officer effective May 1, 2015.

Mr. Peri, age 55, joins us after 11 years as Vice President, R&D at Thoratec Corporation, a world leader in research, development and manufacturing of medical devices for circulatory support. At Thoratec, Mr. Peri was a part of the executive team that grew the business from revenues of $100 million to more than $500 million in a span of ten years. Prior to joining Thoratec, Mr. Peri was with St. Jude Medical for ten years in a variety of leadership positions in operations management and R&D. He has extensive experience in process development, product development and manufacturing management. Mr. Peri holds an M.B.A. from the University of Minnesota, and a B.S. and an M.S. in Mechanical Engineering.

A copy of our press release dated April 30, 2015 announcing the hiring of Mr. Peri and the resignation of Mr. Oza is attached hereto as Exhibit 99.1.

On April 28, 2015, we entered into a consulting agreement with Mr. Oza. Under the terms of the consulting agreement:

•	commencing on May 4, 2015, Mr. Oza will provide consulting services to us in the areas of manufacturing and technical operations for a period of six months, with Mr. Oza providing three days per week of consulting services on-site during the first three months of the six-month term and two days per week of consulting services remotely during the last three months of the six-month term;

•	we will pay Mr. Oza $15,450 per month for his consulting services during the first three months of the six-month term and $10,000 per month for his consulting services during the last three months of the six-month term, and we will reimburse Mr. Oza for the cost of his continued participation in the company’s group health plan under COBRA during the first three months of the six-month term if he so elects;

•	we may terminate the agreement for cause at any time upon written notice to Mr. Oza, and Mr. Oza may terminate the agreement for good reason at any time upon written notice to us; and

•	Mr. Oza is subject to provisions regarding disclosure and use of our proprietary information, assignment to us of inventions developed in the performance of the consulting services, non-competition and non-solicitation of our employees.

Item 8.01	Other Events.

We have appointed Thorsten von Stein, M.D., Ph.D. as our Chief Medical Officer. Dr. von Stein previously served as our Chief Medical Officer from 2009 to 2014. Before joining us, Dr. von Stein served at Tercica as Senior Vice President and Chief Medical Officer from 2005 to 2009.

From 2001 to 2005, he served as Chief Medical Officer and previously Vice President of Clinical Development at NeurogesX. Dr. von Stein held positions of increasing responsibility in clinical development and project management from 1994 to 2001 at Roche Palo Alto and F. Hoffmann-La Roche AG in Basel, Switzerland. Dr. von Stein received his medical degree from Munich University, Germany, and his Ph.D. in Computer Science from the University of Hamburg, Germany.

We have hired Eric Scharin as our Vice President, Technical Operations. Mr. Scharin most recently served at Zogenix as Senior Director of Engineering and Product Industrialization. He directed all technical programs associated with design engineering, process engineering, facility/project engineering, and validation for Zogenix devices and pharmaceuticals throughout the product lifecycle. Prior to joining Zogenix, Mr. Scharin served at Tercica as Director of Manufacturing, where he successfully completed the technology transfer of rhIGF-1 and served in various roles within the manufacturing function. Prior to Tercica, Mr. Scharin worked for Covance Biotechnology and Biogen. He completed a B.S. in Chemical Engineering at California Institute of Technology, and an M.S.C.E.P in Chemical Engineering at Massachusetts Institute of Technology.

A copy of our press release dated April 30, 2015 announcing the appointment of Dr. von Stein and the hiring of Mr. Scharin is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press release dated April 30, 2015, titled “Zosano Pharma Appoints New CMO, Fills Two New Operations Management Positions to Bolster Leadership Team”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Dated: May 1, 2015	By:	/s/ Vikram Lamba
Name: Vikram Lamba
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated April 30, 2015, titled “Zosano Pharma Appoints New CMO, Fills Two New Operations Management Positions to Bolster Leadership Team”

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